                                                                EXHIBIT 4.2

                        UNDERWRITER'S WARRANT AGREEMENT


         This UNDERWRITER'S WARRANT AGREEMENT is made as of _______, 1995 between ALL AMERICAN SEMICONDUCTOR, INC., a Delaware corporation (the "Company"), and LEW LIEBERBAUM & CO., INC. (the "Underwriter").


                                   RECITALS:


         The Company proposes to issue and sell, pursuant to an Underwriting Agreement dated ______, 1995 between the Company and the Underwriter (the "Underwriting Agreement"), 5,232,500 shares of its Common Stock, par value $.01 per share (the "Common Stock"), to the Underwriter.

         The Company deems it advisable, in consideration for the benefits provided to the Company by the Underwriter, to issue to the Underwriter warrants (the "Warrants") entitling the holders thereof to purchase an aggregate of 523,500 shares of Common Stock. The shares of Common Stock issued upon exercise of the Warrants are referred to as the "Warrant Shares".

         NOW, THEREFORE, in consideration of the premises, the payment by the Underwriter to the Company of $10.00, the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:

         ARTICLE 1.  ISSUANCE AND DELIVERY OF WARRANTS.

                 Section 1.01. Issuance of Warrants. On the Closing Date (as defined in the Underwriting Agreement) the Company will issue and deliver the Warrants to the Underwriter or its designees, who shall be persons to whom the Warrants could be transferred under Section 6.01. The Warrants shall be substantially in the form of Exhibit A and in each such denominations as shall have been requested by the Underwriter. Each Warrant shall be dated the Closing Date, and shall be signed on behalf of the Company by the President or a Vice President under its corporate seal reproduced thereon attested by the Secretary.

         ARTICLE 2.  DURATION AND EXERCISE OF WARRANTS.

                 Section 2.01. Duration of Warrants. Warrants may be exercised on or after the first anniversary of the Effective Date (as defined in the Underwriting Agreement) and prior to





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the close of business on the fifth anniversary of the Effective Date, except as otherwise provided in Article 4 (such period is sometimes referred to herein as the "Exercise Period"). [; provided, however, that the Warrants may not be exercised on or after such first anniversary unless and until the number of authorized shares of the Company's Common Stock is increased to 35,000,000].

                 Section 2.02. Terms of Exercise. Each Warrant shall entitle the holder thereof (the "Holder") to purchase the number of shares of Common Stock stated therein, adjusted as provided in Article 3, upon payment of $_____ per share [140% of the public offering price], adjusted as provided in Article
3. Such price, as is in effect from time to time as provided in Article 3, is referred to as the "Exercise Price".

                 Section 2.03.  Exercise of Warrants.

                          (a)  A Warrant shall be exercised in whole or in part
by surrendering it, together with a subscription in the form appearing on the reverse side thereof duly executed, accompanied by a certified or official bank check in payment of the Exercise Price. Warrants may be surrendered at the office of the transfer agent for the Common Stock (the "Transfer Agent") or at the principal office of the Company.

                          (b)  Warrants shall be exercisable during the
Exercise Period at any time in whole or from time to time in part. As soon as practicable after any Warrant has been so exercised (but in any event within five business days thereafter), the Company shall without charge issue and deliver or cause to be issued and delivered to, or upon the order of, the holder of such Warrant, in such name or names as may be directed by such holder, a certificate or certificates for the number of full Warrant Shares to which such holder is entitled, and cash as provided in Section 3.09 in respect of any remaining fractional interest in a Warrant Share and, if such Warrant shall not have been exercised in full, a new Warrant for the number of shares of Common Stock as to which such Warrant shall not have been exercised. All Warrants so surrendered shall be cancelled by or on behalf of the Company.

                 Section 2.04.  Common Stock Issued Upon Exercise of Warrants.

                          (a)  All Warrant Shares shall be duly authorized,
validly issued, fully paid and nonassessable. The Company shall pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares. The Company shall not be required, however, to pay any tax imposed in connection with any transfer involved in the issue of the Warrant Shares in a name other than that of the holder of the Warrant who shall have exercised the same.





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                 (b)  Irrespective of the date of issue of certificates for any
Warrant Shares, each person in whose name any certificate is issued shall be deemed to have become the holder of record of the Warrant Shares represented thereby on the date on which the Warrant was exercised and payment of the Exercise Price was tendered as provided in Section 2.03.

         ARTICLE 3.  ANTI-DILUTION PROVISIONS.

                 Section 3.01. Adjustment of Exercise Price and Number of Warrant Shares. The Exercise Price shall be subject to adjustment from time to time as provided in this Article 3. Upon each adjustment of the Exercise Price, each holder of Warrants shall be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of Warrant Shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant to the provisions of such Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

                 Section 3.02. Exercise Price Adjustment Formula. If, at any time or from time to time after the date hereof, the Company shall issue or sell any shares of Common Stock for a price per share which is less than the Exercise Price or the Current Market Price (hereafter defined) in effect at the time of such issuance or sale, then, and in each such case, the Exercise Price shall immediately be reduced to the lower of the prices determined as follows:
(I) by dividing (a) an amount equal to the sum of (i) the product of the number of shares of Common Stock outstanding and deemed (in accordance with the provisions of Section 3.03) to be outstanding immediately prior to such issue and sale times the Exercise Price in effect at the time of such issuance or sale and (ii) the total consideration, if any, received and deemed (in accordance with the provisions of Section 3.03) to be received by the Company upon such issue and sale by (b) the total number of shares of Common Stock outstanding and deemed (in accordance with the provisions of Section 3.03) to be outstanding immediately after such issue or sale and (II) by multiplying the Exercise Price in effect at the time of such issuance or sale by a fraction, whose numerator shall be (A) the sum of (i) the number of Shares of Common Stock outstanding and deemed (in accordance with the provisions of Section 3.03) to be outstanding immediately prior to such issue and sale and (ii) the total consideration, if any, received and deemed (in accordance with the provisions of Section 3.03) to be received by the Company upon such issue and sale, and whose denominator shall be (B) the total number of Shares of Common Stock outstanding and deemed (in accordance with the provisions of Section 3.03) to be outstanding immediately after such multiplied by the Current Market Price in effect immediately prior to such issue or sale; provided, however, that in no event shall the Exercise Price be adjusted pursuant to this computation to an amount in excess of the Exercise Price in effect immediately prior to such adjustment, except in the case of a combination of outstanding shares of Common Stock, as provided in Section 3.06. As used herein, the phrase "Current





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Market Price" at any date shall be deemed to be the last reported sale price, or, in case no such reported sale takes place on such day, the average of the last reported sales prices for the last three (3) trading days, in either case as officially reported by the principal securities exchange on which the Common Stock is listed or admitted to trading or by the NASDAQ-Stock Market, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted by the NASDAQ-Stock Market, the average closing bid price as furnished by the NASD through NASDAQ or similar organization if NASDAQ is no longer reporting such information, or if the Common Stock is not quoted on NASDAQ, as determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it.

                 Section 3.03. Constructive Issuance of Common Stock, Convertible Securities, Rights and Options.

                 (a) If the Company at any time or from time to time after the date hereof shall issue, sell or grant any rights or options (collectively referred to as "options") to subscribe for or purchase any shares of Common Stock or any securities (collectively referred to as "convertible securities") convertible into or exchangeable for shares of Common Stock, whether or not any such options or the right to convert or exchange any such convertible securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such options or upon conversion or exchange of such convertible securities (determined by dividing (i) the total consideration, if any, received or receivable by the Company for the issue, sale or the granting of such options, plus the minimum amount of additional consideration payable to the Company upon the exercise of such options, plus in the case of any such options which relate to convertible securities any additional consideration payable to the Company upon the issue or sale of such convertible securities and upon the conversion or exchange thereof by (ii) the maximum number of shares of Common Stock issuable upon the exercise of such options or upon the conversion or exchange of such convertible securities) shall be less than the Exercise Price or Current Market Price in effect as of the time of the issuance, sale or granting of such options, the maximum number of shares of Common Stock issuable upon the exercise of such options or upon conversion or exchange of all convertible securities issuable upon the exercise of such options shall be deemed, upon the issuance, sale or granting of such options, to be outstanding and to have been issued for such price per share. Except as provided in Section 3.03(c), no further adjustment of the Exercise Price shall be made upon the issue or sale of shares of Common Stock upon the exercise of such options or the conversion or exchange of such convertible securities.

                 (b) If the Company at any time or from time to time after the date hereof shall issue or sell any convertible securities (other than securities referred to in Section 3.03(a)), whether or not the right to convert or exchange any such convertible securities is immediately





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exercisable, and the price per share for which the Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total consideration, if any, received or receivable by the Company for the issue or sale of such convertible securities, plus the minimum amount of additional consideration payable to the Company upon the conversion or exchange of such convertible securities by (ii) the maximum number of shares of Common Stock issuable upon the conversion or exchange of such convertible securities) shall be less than the Exercise Price or Current Market Price in effect as of the time of such issue or sale, the maximum number of shares of Common Stock issuable upon conversion or exchange all of such convertible securities shall be deemed, upon the issue or sale of such convertible securities, to be outstanding and to have been issued for such price per share. Except as provided in Section 3.03(c), no further adjustment of the Exercise Price shall be made upon the issue or sale of shares of Common Stock upon conversion or exchange of any such convertible securities.

                 (c) If the exercise price provided for in any option referred to in Section 3.03(a), or the rate at which any convertible security referred to in Section 3.03(a) or (b) is convertible into or exchangeable for shares of Common Stock, shall change or a different exercise price or rate shall become effective at any time or from time to time, the Exercise Price shall immediately be adjusted to the Exercise Price which would have obtained had the adjustments made and required to be made under this Section 3.03 upon the issuance or sale of such options or such convertible securities been made upon the basis of (i) the issuance of the number of shares of Common Stock theretofore delivered upon the exercise of such options or upon the conversion or exchange of such convertible securities and the total consideration received therefor, (ii) the issuance of all shares of Common Stock and all other options or convertible securities and the total consideration received therefor and
(iii) the original issuance at the time of such change of exercise price or rate of any such options or convertible securities then outstanding and the total consideration received therefor. On the expiration of any such option or the termination of any such right to convert or exchange any such convertible securities, the Exercise Price shall immediately be adjusted to the Exercise Price which would have obtained (iv) had the adjustments made upon the issuance of such options or such convertible securities been made upon the issuance of only the number of shares of Common Stock actually delivered and the total consideration received therefor upon the exercise of such options or upon the conversion or exchange of such convertible securities and (v) had adjustments been made on the basis of the Exercise Price as adjusted under clause (iv) of this Section 3.03(c) for all issues or sales of shares of Common Stock, options or convertible securities made after the issuance of such options or convertible securities. If the exercise price provided for in any option referred to in Section 3.03(a), or the rate at which any convertible security referred to in Section 3.03(a) or (b) is convertible or exchangeable for shares of Common Stock, shall decrease at any time pursuant to applicable provisions thereof designed to protect against dilution, the Exercise Price shall immediately be decreased in the case of delivery of shares of Common Stock upon the exercise of any such option or upon the





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conversion or exchange of any such convertible securities, to the Exercise
Price which would have obtained had the adjustments made upon the issue or sale of such option or such convertible security been made upon the basis of the issuance of the shares of Common Stock so delivered and the total consideration received therefor. No adjustment pursuant to this clause (c) shall have the effect of increasing the Exercise Price by an amount in excess of the amount of the adjustment therefor originally made in respect of the issue, sale or grant of options or convertible securities.

                 (d) If any shares of Common Stock or any convertible securities or any option shall be issued or sold for cash, the consideration received by the Company shall be deemed to be the amount payable to the Company therefor without deduction of any expense incurred or any underwriting commission, concession or discount paid or allowed by the Company in connection therewith. If any shares of Common Stock or any convertible securities or any option shall be issued or sold for a consideration other than cash, the Consideration received by the Company shall be deemed to be the fair market value of such consideration as determined in good faith by the Board of Directors of the Company without deduction of any expense incurred or any underwriting commission, concession or discount paid or allowed by the Company in connection therewith. If any shares of Common Stock or any convertible securities or any option shall be issued in connection with a merger of another corporation into the Company, the consideration received by the Company shall be deemed to be the fair value as determined in good faith by the Board of Directors of the Company of such portion of the assets of such merged corporation as the Board of Directors shall determine to be attributable to such shares of Common Stock or such option or convertible securities, as the case may be.

                 Section 3.04. Stock Dividends. If the Company shall at any time or from time to time declare a dividend or any other distribution upon any capital stock which is payable in shares of Common Stock, then and in each such case, Exercise Price shall be reduced to the quotient obtained by dividing (i) the number of shares of Common Stock outstanding and deemed (in accordance with the provisions of Section 3.03(c)) to be outstanding immediately prior to such declaration multiplied by the then effective Exercise Price by (ii) the total number of shares of Common Stock outstanding and deemed (in accordance with the provisions of Section 3.03(c)) to be outstanding immediately after such declaration. All shares of Common Stock and all convertible securities issuable in payment of any dividend or other distribution upon the capital stock of the Company shall be deemed to have been issued or sold without consideration.

                 Section 3.05. Extraordinary Dividends and Distributions. If the Company shall at any time or from time to time after the date hereof declare a dividend or any other distribution (however effectuated) upon the Common Stock payable otherwise than out of current earnings, retained earnings or earned surplus and otherwise than in shares of Common Stock or convertible securities, then and in each such case, the Exercise Price shall be reduced by an





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amount equal, in the case of a dividend or distribution in cash, to the amount thereof payable per share of Common Stock or, in the case of any other dividend or other distribution, to the fair value thereof per share of Common Stock at the time such dividend or other distribution was declared, as determined in good faith by the Board of Directors of the Company. A dividend or distribution other than in cash shall be considered payable out of current earnings, retained earnings or earned surplus only to the extent that such current earnings, retained earnings or earned surplus are charged an amount equal to the fair value of such dividend or distribution as determined in good faith by the Board of Directors of the Company.

                 Section 3.06. Stock Splits and Reverse Stock Splits. If the Company shall at any time or from time to time subdivide its outstanding shares of Common Stock into a greater number of shares, the Exercise Price shall be proportionately reduced and the number of Warrant Shares issuable upon exercise of each Warrant shall be proportionately increased. If the Company shall combine the outstanding shares of Common Stock into a smaller number of shares, the Exercise Price shall be proportionately increased and the number of Warrant Shares issuable upon exercise of each Warrant shall be proportionately decreased.

                 Section 3.07. Reorganizations and Asset Sales. If any capital reorganization or reclassification of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of the assets of the Company shall be effected in such a way that the holders of the Common Stock shall be entitled to receive securities or assets with respect to or in exchange for shares of Common Stock, adequate provision shall be made, prior to and as a condition of such reorganization, reclassification, consolidation, merger or sale, whereby each holder of Warrants shall have the right to receive, upon the terms and conditions specified herein and in lieu of the Warrant Shares otherwise receivable upon the exercise of such Warrants, such securities or assets as may be issued or payable with respect to or in exchange for the number of outstanding shares of Common Stock equal to the number of Warrant Shares otherwise receivable had such reorganization, reclassification, consolidation, merger or sale not taken place. In any such case appropriate provision shall be made with respect to the rights and interests of such holder so that the provisions of this Agreement shall be applicable with respect to any securities or assets thereafter deliverable upon exercise of the Warrants. The Company shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the survivor or successor corporation resulting from such consolidation or merger or the purchaser of such assets shall assume by written instrument delivered to each holder of Warrants the obligation to deliver to such holder such securities or assets as such holder may be entitled to receive.

                 Section 3.8. Form of Warrant. The form of Warrant need not be changed because of any adjustment to the Exercise Price or any change in the amount or nature of securities issuable or deliverable pursuant to this
Article 3, and Warrants issued after such





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change may state the same number of shares issuable in exchange for the
Warrants as is stated in the Warrants initially issued pursuant to this Agreement. The Company may at any time change the form of Warrants to reflect any such change in the amount or nature of securities issuable or deliverable upon exercise, provided such change in form does not otherwise affect the substance thereof.

                 Section 3.09. Cash in Lieu of Fractional Shares. The Company shall not be required to issue fractional shares of Common Stock upon exercise of Warrants. If the holder of any Warrant would be entitled, upon exercise, to receive a fractional interest in a share, the Company shall, upon such exercise, purchase such fractional interest for an amount in cash equal to the Current Market Price of such fractional interest.

                 Section 3.10. Notice of Change in Shares Issuable, etc.. Whenever the security issuable or deliverable upon exercise of the Warrants is changed pursuant to this Article 3, the Company shall promptly file with the Transfer Agent a certificate executed by its chief financial officer, setting forth in reasonable detail the facts requiring the change and specifying the effective date of such change and the number or amount of, and describing the shares or other securities issuable or deliverable in exchange for, each Warrant as so changed. The Company shall also mail a copy of such a notice to the Underwriter and to each holder of Warrants at the address registered with the Company. Failure to file such statement or to publish such notice, or any defect in such statement or notice, shall not affect the legality or validity of any such change.

                 Section 3.11. Other Dilutive Events. In case any event shall occur as to which the provisions of this Article 3 are not strictly applicable but the failure to make any adjustment would not in the opinion of any holder of a Warrant fairly protect the purchase or conversion rights represented by any Warrant in accordance with the essential intent and principles of such Article, then, in each such case, upon the written request of such holder, the Company shall appoint a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the Company), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Article, necessary to preserve, without dilution, the purchase or conversion rights represented by such Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holder of such Warrant and shall make the adjustments described therein.

                 Section 3.12. No Dilution or Impairment. The Company will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or any Warrant, but will at all times in good faith assist in carrying out all of such terms and in the taking of all such





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action as may be necessary or appropriate in order to protect the rights of each holder of a Warrant against dilution or other impairment.

         ARTICLE 4. LIQUIDATION, MERGER, ETC.

                 Section 4.01.    Notice to Warrantholders.  If:

                 (a) the Company shall authorize the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase capital stock of the Company or of any other subscription rights or warrants; or

                 (b) the Company shall authorize the distribution to all holders of Common Stock of evidences of its indebtedness or assets (other than regular cash dividends or cash distributions payable out of current earnings, retained earnings or earned surplus or dividends payable in Common Stock); or

                 (c) there shall be proposed any consolidation or merger to which the Company is to be a party and for which approval of the holders of Common Stock is required, or the conveyance or transfer of the properties and assets of the Company substantially as an entirety; or

                 (d) there shall be proposed the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed with the Transfer Agent and shall cause to be given to the Underwriter and to each holder of Warrants at the address registered with the Company, by first-class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, warrants or distribution are to be determined or (ii) the date on which any consolidation, merger, conveyance, transfer, reorganization, reclassification, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange the shares for securities or other property, if any, deliverable upon the consolidation, merger, conveyance, transfer, reorganization, reclassification, dissolution, liquidation or winding up. Such notice shall be filed and mailed in the case of a notice pursuant to clause (i) above at least 20 calendar days before the record date specified and in the case of a notice pursuant to clause (ii) above at least 25 calendar days before the earlier of the dates specified.

                 Section 4.02. Expiration Date of Warrants. From the time notice is required to be given pursuant to Section 4.01, the holders of Warrants shall be entitled to exercise such





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Warrants regardless of the provisions of Section 2.01 and the right to exercise the Warrants shall expire at the later of the time specified in Section 2.01 or the close of business on the date specified in such notice as the record date for determining holders of shares of Common Stock entitled to receive any right, warrant or distribution of the type referred to in Section 4.01(a) or
Section 4.01(b) or the later of the dates specified in such notice as the date on which any consolidation, merger, conveyance, transfer, reorganization, reclassification, dissolution, liquidation or winding up is expected to become effective and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon the consolidation, merger, conveyance, transfer, reorganization, reclassification, dissolution, liquidation or winding up.

         ARTICLE 5.  OTHER PROVISIONS FOR PROTECTION OF WARRANTHOLDERS.

                 Section 5.01. Reservation and Listing of Shares. The Company shall at all times reserve and keep available such number of shares of its authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the exercise of all outstanding Warrants. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient for such purpose, the Company shall take such action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purpose; [provided, however, that the Company shall only be required to comply with this provision after the number of authorized shares of the Company's Common Stock is increased to 35,000,000]. The Company covenants and agrees that all Common Stock issuable upon exercise of the Warrants will, upon issuance, be duly and validly issued, fully paid and non-assessable and no liability will attach to the holders thereof by reason of being such a holder. Prior to the issuance of any Warrant Shares, the Company shall secure the listing of such Warrant Shares upon the NASDAQ Stock Market and/or any other securities exchange upon which shares of Common Stock are then listed.

                 Section 5.02. Lost and Misplaced Warrant Certificates. If any Warrant becomes lost, stolen, mutilated or destroyed, the Company shall, on such terms as to indemnity or otherwise as it may in its discretion reasonably impose (without security), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall at any time be enforceable by anyone.

                 Section 5.03. Enforcement of Warrant Rights. All rights of action are vested in the respective holders of the Warrants. Any holder of any Warrant may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, his right to exercise his





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Warrant for the purchase of the number of Warrant Shares issuable or deliverable in exchange therefor, in the manner provided in the Warrant and in this Agreement.

         ARTICLE 6.  TRANSFER AND OWNERSHIP OF WARRANTS.

                 Section 6.01. Negotiability and Ownership. The Warrants issued hereunder shall not be transferable by the holders thereof prior to the first anniversary of the Effective Date except (a) to successors of the holder and persons who are shareholders, officers and directors of the Underwriter or dealers who are designated as such pursuant to any Selected Dealers Agreement entered into in connection with the offering contemplated by the Underwriting Agreement, or (b) in the case of an individual, pursuant to such individual's last will and testament or the laws of descent and distribution and, in any case, only in compliance with the Securities Act. For the purposes of this
Section 6.01, the terms "shareholders," "officers," or "directors" shall refer to those persons who are shareholders, officers and directors of Lew Lieberbaum & Co., Inc. on the date hereof and those persons who become shareholders, officers or directors at any time before the expiration of the Warrants regardless of whether such persons are shareholders, officers or directors of Lew Lieberbaum & Co., Inc. at the time they transfer or assign a Warrant. Any attempted transfer in contravention of this Section shall be null and void.

                 Section 6.02. Exchange of Warrants. Upon the issuance and prior to the expiration thereof, one or more Warrants may be surrendered at the office of the Transfer Agent or at the principal office of the Company for exchange and, upon cancellation thereof, one or more new Warrants shall at the Company's expense be issued as requested by the holder of the cancelled Warrant or Warrants for the same aggregate number of shares as were issuable in exchange for the Warrant or Warrants so cancelled.

         ARTICLE 7.  LEGENDS.

                 Section 7.01. Warrant Legend. Each Warrant shall contain a legend in substantially the following form:

                          "THIS WARRANT IS SUBJECT TO THE CONDITIONS SPECIFIED
                 IN THE AGREEMENT, DATED __________, 1995, BETWEEN ALL AMERICAN SEMICONDUCTOR, INC. AND LEW LIEBERBAUM & CO., INC. NO TRANSFER IN VIOLATION OF SAID AGREEMENT SHALL BE EFFECTIVE."





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

                 Section 7.02. Warrant Share Legend. Each certificate representing Warrant Shares shall, until registered pursuant to Article 8, contain a legend substantially in the following form:

                          "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT
                 BE SOLD OR TRANSFERRED WITHOUT AN EFFECTIVE AND CURRENT REGISTRATION STATEMENT OR POST-EFFECTIVE AMENDMENT THERETO FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THAT ACT."


         ARTICLE 8.  REGISTRATION RIGHTS.

         Section 8.01 Piggyback Registration. If, at any time during the Exercise Period, the Company proposes to register any of its securities under the Securities Act of 1933, as amended (the "Act") (other than in connection with a merger or pursuant to a form S-8 or a registered exchange offer) it will give written notice by certified mail, return receipt requested at least thirty
(30) days prior to the filing of each such registration statement, to the Underwriter and to all Holders of Warrants and/or Warrant Shares of its intention to do so. Such notice shall continue to be given by the Company with respect to any future registrations so long as any Warrants or Warrant Shares remain to be registered. If the Underwriter or any Holders of the Warrants and/or Warrant Shares notify the Company within twenty (20) days after receipt of any such notice of its or their desire to include any such securities in such proposed registration statement, the Company shall afford each of the Underwriter and such Holders of the Warrants and/or Warrant Shares the opportunity to have any such Warrants and/or Warrant Shares registered under such registration statement. Notwithstanding the foregoing, if, in the written opinion the Company's managing underwriter, if any, for such offering , the inclusion of the Warrants and/or Warrant Shares requested to be registered, when added to the securities being registered by the Company or the selling shareholder(s), will exceed the maximum amount of the Company's securities which can be marketed without otherwise materially and adversely affecting the entire offering (a copy of which opinion shall be furnished to the Underwriter), then the Company may exclude from such offering all or any portion of the Warrants or Warrant Shares requested to be so registered, but only if no securities are included in such post-effective amendment or registration statement other than securities being sold for the account of the Company. Each holder of Warrants and/or Warrant Shares for the account of which any such securities are included in such registration statement shall agree, if requested by the Company not to sell any other shares of Common Stock, or securities through which Common Stock may be acquired, for a period of ninety (90) days after the effective date of such post-effective amendment or new registration statement. The Company shall bear all fees and expenses incurred by it in connection with the preparation and filing of such post-effective amendment or new registration statement (other than the fees of the Underwriters' counsel and other than the underwriting discounts and commissions).

         Section 8.02  Demand Registration.

         (a) At any time during the Exercise Period, the Holders of the Warrants and/or Warrant Shares representing a "Majority" (as hereinafter defined) of such securities (assuming the exercise of all of the Warrants) shall have the right (which right is in addition to the registration rights under Section 8.01 hereof), exercisable by written notice to the Company, to have the Company prepare and file with the Securities and Exchange Commission (the "Commission") on one occasion only, a registration statement and such other documents, including a prospectus, as may be necessary in the opinion of both counsel for the Company and counsel for the Underwriter and Holders, in order to comply with the provisions of the Act, so as to permit a public offering and sale of their respective Warrants and/or Warrant Shares for six
(6) consecutive months by Holders and any other Holders of the Warrants and/or Warrant Shares who notify the company within ten (10) days after receiving notice from the Company of such request. The Company covenants and agrees to give written notice of any registration request under this Section 8.02 by any Holder or Holders to all other registered Holders of the Warrants and the Warrant Shares within ten (10) days from the date of the receipt of any such registration request.

         (b) In addition to the registration rights under Section 8.01 and subsection (a) of this Section 8.02, at any time during the Exercise Period, any Holder of Warrants and/or Warrant Shares shall have the right, exercisable by written request to the Company, to have the Company prepare and file, on one occasion, with the Commission a registration statement so as to permit a public offering and sale for six (6) consecutive months by any such Holder of its Warrants and/or Warrant Shares; provided, however, that the costs incident thereto shall be at the expense of the Holder or Holders making such request.

         (c) Notwithstanding anything to the contrary contained herein, if the Company shall not have filed a registration statement for the Warrants and/or Warrant Shares within the time period specified in Section 8.03(a) hereof pursuant to the written notice specified in Section 8.02(a) of a Majority of the Holders of the Warrants and/or Warrant Shares, the Company agrees that upon the written notice of election of a majority of the Holders of the Warrants and/or Warrant Shares it shall repurchase (i) the shares of Common Stock constituting the Warrant Shares for a price per share equal to 93% of the greater of Current Market Price of such shares on (x) the date of the notice sent pursuant to Section 8.02(a) or (y) the expiration of the period specified in Section 8.03(a), and (ii) the Warrants for a price per Warrant equal to the positive difference, if any, between the 93% Current Market Price of the Common Stock underlying such Warrant on the dates specified in (x) above and the then applicable Exercise Price of such Warrant. Such repurchase shall be in immediately available funds and shall close within two (2) days after the later of (i) the expiration of the period specified in Section 8.03(a) or (ii) the delivery of the written notice of election specified in this Section 8.02(d). The Company shall not be obligated to repurchase any Warrants or Warrant Shares pursuant to this section if such repurchase would violate the terms of the Company's senior financing.

         Section 8.03 Covenants of the Company With Respect to Registration. In connection with any registration under Section 8.01 or 8.02 hereof, the Company covenants and agrees as follows:

         (a) The Company shall use its best efforts to file a registration statement within sixty (60) days of receipt of any demand therefor, shall use its best efforts to have any registration statements declared effective at the earliest possible time, and shall furnish each Holder desiring to sell Warrants and/or Warrant Shares such number of prospectuses as shall reasonably be requested (provided that if the Company would not be required to accelerate the completion of its annual audit in order to register the Warrants or Warrant Shares, the Company shall have ninety (90) days within which to file a registration statement).

         (b) The Company shall pay all costs (excluding fees and expenses of Holders' counsel and any underwriting discounts, commissions or expenses on the sale of the Warrants and/or Warrant Shares), fees and expenses in connection with all registration statements filed pursuant to Sections 8.01 and 8.02(a) hereof including, without limitation, the Company's legal and accounting fees, printing expenses, blue sky fees and expenses. The Holder(s) will pay all costs, fees and expenses in connection with any registration statement filed pursuant to Section 8.02(b). If the Company shall fail to comply with the provisions of Section 8.03(a), the Company shall, in addition to any other equitable or other relief available to the Holder(s), be liable for any damages sustained by the Holders requesting registration of their Warrants and/or Warrant Shares.

         (c) The Company will take all necessary action which may be required in qualifying or registering the Warrants and/or Warrant Shares included in a registration statement for offering and sale under the securities or blue sky laws of states identified by the Holder(s), provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

         (d) The Company shall indemnify the Holder(s) of the Warrants and/or Warrant Shares to be sold pursuant to any registration statement and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Underwriter contained in the Underwriting Agreement.

         (e) The Holder(s) of the Warrants and/or Warrant Share to be sold pursuant to a registration statement, and their successors and assigns, shall severally and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing for specific inclusion in such registration statement with respect to the Holders and the plan of distribution of securities held by the Holder(s).

         (f) The Company shall not permit the inclusion of any securities other than the Warrants and/or Warrant Shares to be included in any registration statement filed pursuant to Section 8.02 hereof, or permit any other registration statement to be or remain effective during the effectiveness of a registration statement filed pursuant to Section 8.02 hereof, without the prior written consent of the Holders of the Warrants and Warrant Shares representing a Majority of such securities.

         (g) The Company shall furnish to each Holder participating in the offering and to each underwriter, if any, a signed counterpart, addressed to such Holder or underwriter, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), and (ii) a "cold comfort" letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and the accountants' letters delivered to underwriters in underwritten public offerings of securities.

         (h) The Company shall as soon as practicable after the effective date of the registration statement, and in any event by the 90th day after completion of the full fiscal year subsequent to the fiscal year in which the registration statement becomes effective, make "generally available to its security holders" (within the meaning of Rule 158 under the Act) an earnings statement (which need not be audited) complying with Section 11(a) of the Act and covering a period of at least 12 consecutive months beginning after the effective date of the registration statement.

         (i) The Company shall deliver promptly to each Holder participating in the offering requesting the correspondence and memoranda described below and the managing underwriters copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Holder and underwriters to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. ("NASD"). Such investigation shall include reasonable access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as any such Holder shall reasonably request.

         (j) The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Warrants and/or Warrant Shares and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders and their intended methods of distribution.

         (k) For purposes of this Agreement, the term " Majority" in reference to the Holders of Warrants and/or Warrant Shares, shall mean in excess of fifty percent (50%) of the then outstanding Warrants and Warrant Shares that
(i) are not held by the Company, an affiliate, officer, creditor, employee or agent thereof or any of their respective affiliates, members of their family, persons acting as nominees or in conjunction therewith or (ii) have not been resold to the public pursuant to a registration statement filed with the Commission under the Act.

         ARTICLE 9.  MISCELLANEOUS PROVISIONS.

                 Section 9.01. Applicable Law. This Agreement and the Warrants shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

                 Section 9.02. Notices. Any notice pursuant to this Agreement to be given to the Company shall be sufficiently given if sent by first-class mail, postage prepaid, addressed (until another address is sent in writing by the Company to the holders as follows:


                          All American Semiconductor, Inc.
                          16115 Northwest 52nd Avenue
                          Miami, Florida  33014
                          Attention:  President


                 Section 9.03. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of its respective successors and assigns hereunder.

                 Section 9.04. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the holders of the Warrants or Warrant Shares any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company and the holders of the Warrants or Warrant Shares.

                 Section 9.05. Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation hereof.

                 Section 9.06. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. It shall not be necessary in making proof of this Agreement to account for more than one counterpart.

                 Section 9.07. Specific Performance. The Company stipulates that the remedies at law for the holders of Warrants in the event of any default or threatened default by the Company in compliance with any of the terms of this Agreement or a Warrant are not and will not be adequate, and that, to the extent permitted by applicable law, such terms may be specifically enforced (by injunction or decree of specific enforcement or otherwise).

         ARTICLE 10.  TERMINATION AND AMENDMENT.

                 Section 10.01. Termination upon Failure of Closing. Anything herein contained to the contrary notwithstanding, this Agreement shall terminate and all Warrants granted hereunder shall be null and void in the event that the Underwriting Agreement shall have been terminated prior to the closing on the Closing Date.

                 Section 10.02. Amendment. This Agreement may only be amended by a written instrument executed by the Company and by (a) the holders of at least 90% of the then outstanding Warrants in the case of amendments to Article 2 or Article 3 and (b) the holders of at least two-thirds of the then outstanding Warrants in the case of any other amendment, provided that, if any such amendment affects the rights of holders of Warrant Shares as well, then such amendment must be executed by the holders of Warrants or Warrant Shares or both representing two-thirds of the total number of such Warrants and Warrant Shares.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                                       ALL AMERICAN SEMICONDUCTOR, INC.



                                       By:
                                          ---------------------------
                                          Bruce M. Goldberg
                                          President
[CORPORATE SEAL]

Attest:


- -------------------------              LEW LIEBERBAUM & CO., INC.



                                       By:
                                          ---------------------------
                                          Leonard A. Neuhaus
                                          Chief Financial Officer and
                                          Chief Operating Officer

                                                                       EXHIBIT A

                 THIS WARRANT IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AGREEMENT, DATED ________, 1995, BETWEEN ALL AMERICAN SEMICONDUCTOR, INC. AND LEW LIEBERBAUM & CO., INC. NO TRANSFER IN VIOLATION OF SAID AGREEMENT SHALL BE EFFECTIVE.

                                        Warrant to Purchase

                                        ----------------------
                                        shares of Common Stock,
                                        as herein described

No. W(U) -
           ------------------

                        ALL AMERICAN SEMICONDUCTOR, INC.

                           -------------------------

                            (a Delaware corporation)

                         COMMON STOCK PURCHASE WARRANT


             This Warrant Will Be Void After                , 2000.
                                             ---------------


                           -------------------------


         This certifies that

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                           (herein called the Holder)

is entitled to purchase, at any time after _______, 1996 and on or before _______, 2000, _________ fully paid and nonassessable shares of Common Stock, par value $.01 per share, of ALL AMERICAN SEMICONDUCTOR, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), at the exercise price of $___ per share [140% of public offering price] (but the number of shares issuable in exchange for this Warrant and the exercise price therefor may be changed from time to time, upon the occurrence of certain events as provided in the Warrant Agreement hereinafter described) by surrendering this Warrant, with the subscription form on the reverse side hereof duly executed, at the corporate trust office of the transfer agent for the Common Stock or the principal office of the Company, and by paying, in lawful money of the United States or by certified or official bank check, the exercise price for the number of shares in exchange for which this Warrant is exercised, but only subject to the conditions set forth herein and in the Warrant Agreement.

         This Warrant is one of a duly executed issue of Common Stock Purchase Warrants evidencing the right to purchase Common Stock of the Company, and is issued under and in accordance with an Agreement authorized by the Board of Directors of the Company and dated as of ______, 1995 (the "Warrant Agreement") and is subject to the terms and provisions contained in the Warrant Agreement, to all of which the holder of this Warrant, by acceptance hereof, consents. A copy of the Warrant Agreement may be obtained by the holder upon written request to the Secretary of the Company.

         In certain events provided for in the Warrant Agreement, the shares of Common Stock issuable upon the exercise of this Warrant may be changed as therein provided. No fractional shares will be issued upon the exercise of this Warrant, but in lieu of any fractional interest the Company shall pay cash, as provided in the Warrant Agreement. Upon any partial exercise of this Warrant, there shall be executed and issued to or upon the order of the holder a new Warrant in respect of the shares as to which this Warrant shall not have been exercised.

         Warrants shall be transferable of record only by the Company.

         This Warrant does not entitle any holder to any of the rights of a shareholder of the Company.

                                        ALL AMERICAN SEMICONDUCTOR, INC.


                                        By:
                                           ----------------------------
                                                       President

[Seal]

Attest:


- --------------------
    Secretary

                                   ASSIGNMENT

         (To be executed by the registered holder to effect a transfer of the within Warrant)

        FOR VALUE RECEIVED, . . . hereby sell, assign and transfer unto


                   ------------------------------------------
                                     (Name)



                   ------------------------------------------
                                   (Address)

the right to purchase the Common Stock evidenced by the within Warrant, and do irrevocably constitute and appoint
______________________________________________________ to transfer the said right on the books of the Company, with full power of substitution.

Dated,             , 19
       ------------    --
                                              SIGNATURE
                                                       ----------------------


- -----------------------------------------------------------------------------

         NOTICE: The signature to this Assignment must correspond with the name as written upon the face of the within Warrant, in every particular, without alteration or change whatsoever.

         (SUBSCRIPTION FORM TO BE EXECUTED UPON EXERCISE OF WARRANT)


         The Undersigned, registered holder or assignee of such registered holder of the within Warrant, hereby (1) subscribes for ___ shares of Common Stock which the undersigned is entitled to purchase under the terms of the within Warrant, (2) makes the full cash payment therefor called for by the within Warrant, and (3) directs that the Common Stock issuable upon exercise of said Warrant be issued as follows:


                                        ------------------------------
                                                (Name)



                                        ------------------------------
                                                (Address)

                       SIGNATURE
                                        ------------------------------

Dated:
        -----------------------


- ------------------------------------------------------------------------------
         NOTICE: The signature on this subscription form must correspond with the name as written upon the face of the within Warrant, or upon the assignment form on the reverse side thereof, in every particular, without alteration or enlargement, or any change whatsoever.